Exhibit 99.1

NEWS RELEASE

LANCER REPORTS FOURTH QUARTER RESULTS

San Antonio, Texas,  February 27, 2003 - Lancer Corporation (AMEX: LAN) announced results of operations for the year and fourth quarter ended December 31, 2002.

Net sales for the three months ended December 31, 2002 were $34,161,000, up 11% from $30,703,000 in the same period of 2001.  Net earnings for the fourth quarter of 2002 were $1,045,000 or $0.11 per diluted share, compared with a net loss of $512,000, or $0.06 per diluted share, in 2001.

Net sales for the year ended December 31, 2002 were $139,015,000, up 13% from $122,745,000 in 2001.  Full year earnings were $4,006,000 in 2002, up 186% from $1,402,000 in 2001.  Net earnings per diluted share were $0.43 in 2002, and $0.15 in 2001.

As a result of Lancer’s decision in the second quarter of 2002 to terminate its operation in Brazil, the Company has incurred a year-to-date loss from discontinued operations of $1,613,000.  Income from continuing operations was $1,185,000, or $0.13 per diluted share, in the fourth quarter of 2002, and $5,619,000, or $0.60 per diluted share, for all of 2002.

Several items affect comparisons of 2002 periods to the prior year.  SFAS No. 142, which the Company adopted on January 1, 2002, eliminates the amortization of goodwill.  Goodwill amortization expense was $222,000 during 2001.  Additionally, the Company realized a $1,000,000 non-recurring gain in the first quarter of 2001.  Interest expense declined $282,000 in the fourth quarter of 2002 and $1,810,000 in the full year, compared to the same periods of 2001.  Of the decline in interest expense, $273,000 in the quarter and $1,133,000 in the full year 2002 was caused by lower average interest rates combined with a reduction in average debt outstanding in 2002.  The remainder was attributable to the required mark-to-market adjustments of the Company’s interest rate swap agreements.

George F. Schroeder, Lancer’s Chief Executive Officer, commented:  “We are pleased with our financial performance in 2002.  Lancer produced record revenues, improved profitability from recent years, and strengthened the balance sheet significantly.  Our strongest markets in 2002 were the North America region, the Pacific region, and Mexico.”

“As we enter 2003, certain of our customers are engaged in organizational changes,” continued Mr. Schroeder.  “This is having a negative impact on our sales in the first quarter of 2003.  As a result, Lancer’s first quarter financial results are likely to be weak.  We expect sales to return to normal levels in the second quarter.”

Lancer is a leading manufacturer and distributor of beverage dispensing equipment and related parts and components serving customers worldwide.  The Company, headquartered in San Antonio, Texas, has manufacturing facilities in San Antonio, Texas; Adelaide, Australia; and Piedras Negras, Mexico.  Lancer operates distribution centers in Chicago, Illinois: Sydney, Australia; Brussels, Belgium; Quito, Ecuador; Monterrey, Mexico; Auckland, New Zealand; and Moscow, Russia.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements or projections made by the Company, including those made in this document, are subject to risks and uncertainties that may cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, uncertainties related to economic conditions and market demand for the Company’s products.

Contact:	Scott Adams
Lancer Corporation
6655 Lancer Blvd.
San Antonio, Texas 78219
(210) 310-7065

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001

Net sales	$34,161	$30,703	$139,015	$122,745
Cost of sales	25,043	25,409	101,925	95,877
Gross profit	9,118	5,294	37,090	26,868

Selling, general and administrative expenses	7,520	5,467	27,535	22,235
Operating income (loss)	1,598	(173)	9,555	4,633

Other (income) expense:
Interest expense	206	488	1,318	3,128
Loss from joint venture	283	68	653	296
Minority interest	—	(60)	(55)	(239)
Other income, net	(371)	122	(649)	(1,049)
	118	618	1,267	2,136
Income (loss) from continuing operations before income taxes	1,480	(791)	8,288	2,497

Income tax expense (benefit)	295	(350)	2,669	918

Income (loss) from continuing operations	1,185	(441)	5,619	1,579

Discontinued operations
Loss from operations of discontinued Brazilian subsidiary (including loss on disposal of $1,760)	219	108	2,442	268
Income tax benefit	(79)	(37)	(829)	(91)
Loss from discontinued operations	140	71	1,613	177
Net earnings (loss)	$1,045	$(512)	$4,006	$1,402

Common Shares Outstanding:
Basic	9,336,663	9,127,378	9,326,529	9,127,062
Diluted	9,480,747	9,274,598	9,433,193	9,314,789

Earnings Per Share:
Basic
Earnings from continuing operations	$0.13	$(0.05)	$0.60	$0.17
Loss from discontinued operations	$(0.02)	$(0.01)	$(0.17)	$(0.02)
Net earnings	$0.11	$(0.06)	$0.43	$0.15

Diluted
Earnings from continuing operations	$0.13	$(0.05)	$0.60	$0.17
Loss from discontinued operations	$(0.02)	$(0.01)	$(0.17)	$(0.02)
Net earnings	$0.11	$(0.06)	$0.43	$0.15

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

ASSETS

	December 31, 2002	December 31, 2001

Assets:
Cash	$3,241	$1,849
Net current receivables	17,325	18,164
Total inventories	29,094	32,160
Other assets	43,095	44,431
Total assets	$92,755	$96,604

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2002	December 31, 2001

Liabilities:	$10,141	$7,911
Accounts payable	17,534	30,190
Debt	14,929	14,162
Other liabilities	$42,604	$52,263
Total liabilities

Minority interest	—	55

Shareholders' equity	50,151	44,286

Total liabilities and shareholders' equity	$92,755	$96,604